Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX INTERNATIONAL ANNOUNCES PRICING FOR PUBLIC OFFERING OF COMMON STOCK

MEDWAY, MA, May 17, 2006 - Cybex International, Inc. (AMEX: CYB) announced today the pricing of its public offering of 3.5 million shares of CYBEX common stock at $5.50 per share. Of the total shares being offered, 1.75 million shares will be issued by CYBEX and 1.75 million shares will be sold by the selling stockholders, including UM Holdings Ltd., John Aglialoro and Joan Carter. CYBEX will not receive any proceeds from the sale of the shares by the selling stockholders. CYBEX and the selling stockholders have also granted the underwriters of the offering an option to purchase up to an additional 525,000 shares of common stock on the same terms, equally split between CYBEX and the selling stockholders.

John Aglialoro, Chairman and CEO of CYBEX, stated: “This offering will provide capital to fund CYBEX’s growth initiatives, including facilitating the development of new products aimed at specific market segments and the expansion of our manufacturing capacity. In the near-term, pending such use, the proceeds will be used to substantially pay down our indebtedness. The offering will also broaden our shareholder base which we expect to result in increased liquidity for our shareholders and a positive foundation for our stock as we execute our growth strategy.”

Oppenheimer & Co. is the sole book-running manager in the offering. Stephens Inc. and Roth Capital Partners are co-managers of the offering. When available, copies of the final prospectus relating to this offering may be obtained from Oppenheimer & Co., Attention: Equity Capital Markets, 125 Broad Street, 15th Floor, New York, NY 10004, by telephone at (212) 668-8163, or via email at ecm@opco.com.

The registration statement relating to these securities has been declared effective by the Securities and Exchange Commission and the secondary offering is being made by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of the securities in any State or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

Cybex International, Inc. is a manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, completion of the planned stock offering, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.